Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 1, 2018	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS THIRD QUARTER SALES AND EARNINGS

TULSA, Okla, November 1, 2018 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the third quarter and nine months ended September 30, 2018.

In the quarter ended September 30, 2018, net sales were $112.9 million, down 0.6% from $113.7 million in 2017. Net income was $14.1 million, a decline of 4.3% from $14.7 million in the same period a year ago. Net sales for the nine months ended September 30, 2018 were $321.6 million, increasing 6.8% from $301.1 million in 2017. Net income for the nine months ended September 30, 2018 was $30.0 million, down 22.4% from $38.7 million in 2017.

Our backlog at September 30, 2018 increased 71.8% to $126.8 million, from $73.8 million for the same period a year ago.

Earnings per diluted share in the third quarter of 2018 were $0.27, down 3.6% from $0.28 for the same period in 2017, based upon 52.6 million and 53.0 million shares outstanding at September 30, 2018 and 2017, respectively. Earnings per diluted share for the nine months ended September 30, 2018 were $0.57, a decrease of 21.9% from $0.73 in 2017, based upon 52.7 million and 53.1 million shares outstanding at September 30, 2018 and 2017, respectively.

For the three months ended September 30, 2018, gross profit as a percent of sales was 29.0% compared to 31.4% for the three months ended September 30, 2017 and 25.2% for the three months ended June 30, 2018. For the nine months ended September 30, 2018, gross profit as a percent of sales was 23.5% compared to 30.7% in the same period a year ago. Norman H. Asbjornson, CEO, said, "While our gross profit improved in the third quarter, our business continues to be impacted by the implementation of new manufacturing technologies, a lack of labor availability, and the productivity of our new hires. Even though we are experiencing record backlogs, we have slowed our rate of adding new employees and this has improved both productivity and throughput. Warranty costs continue to be higher than historical levels but we are beginning to see slow improvement. Certain other costs are higher year over year but these are manageable and will be offset by increased sales volumes."

Selling, general and administrative expenses increased 1.2% to $13.2 million (11.7% of sales) from $13.0 million (11.5% of sales) as compared to the third quarter of 2017. For the nine months ended September 30, 2018, selling, general and administrative expenses increased 2.7% to $36.5 million (11.3% of sales) compared to $35.5 million (11.8% of sales) for the same period a year ago.

Gary Fields, President, said "We believe the significant increase in our backlog at the end of the third quarter is directly attributable to our innovative product lines and also reflects the overwhelmingly positive response from members of our independent sales representative firms who received a limited demonstration of our soon to be completed state-of-the art research and development laboratory facility during our recent national sales meeting, several of which have already requested early laboratory visits for their major customers."

Mr. Asbjornson concluded, "Our financial condition at September 30, 2018 remained strong with a current ratio of 2.7:1 (including cash and short-term investments totaling $10.7 million) and we continue to operate debt free."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the third quarter results. To participate, call 1-888-241-0551 (code 6839319); or, for rebroadcast, call 1-855-859-2056 (code 6839319).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
Net sales	$112,937	$113,668	$321,607	$301,072
Cost of sales	80,174	78,010	245,869	208,750
Gross profit	32,763	35,658	75,738	92,322
Selling, general and administrative expenses	13,190	13,034	36,495	35,535
(Gain) loss on disposal of assets	2	(1)	(9)	46
Income from operations	19,571	22,625	39,252	56,741
Interest income, net	36	84	171	215
Other (expense) income, net	5	41	11	86
Income before taxes	19,612	22,750	39,434	57,042
Income tax provision	5,527	8,033	9,398	18,314
Net income	$14,085	$14,717	$30,036	$38,728
Earnings per share:
Basic	$0.27	$0.28	$0.57	$0.74
Diluted	$0.27	$0.28	$0.57	$0.73
Cash dividends declared per common share:	$—	$—	$0.16	$0.13
Weighted average shares outstanding:
Basic	52,238,796	52,566,619	52,315,719	52,586,429
Diluted	52,627,541	53,014,269	52,715,390	53,103,408

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2018	December 31, 2017
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$7,265	$21,457
Certificates of deposit	2,160	2,880
Investments held to maturity at amortized cost	1,252	6,077
Accounts receivable, net	51,207	50,338
Income tax receivable	2,292	1,643
Note receivable	28	28
Inventories, net	79,182	70,786
Prepaid expenses and other	1,310	518
Total current assets	144,696	153,727
Property, plant and equipment:
Land	3,029	2,233
Buildings	97,944	92,075
Machinery and equipment	210,182	184,316
Furniture and fixtures	16,035	13,714
Total property, plant and equipment	327,190	292,338
Less: Accumulated depreciation	162,294	149,963
Property, plant and equipment, net	164,896	142,375
Intangible assets, net	564	—
Goodwill	3,229	—
Note receivable	639	678
Total assets	$314,024	$296,780

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	16,224	10,967
Accrued liabilities	37,492	39,098
Total current liabilities	53,716	50,065
Deferred revenue	1,638	1,512
Deferred tax liabilities	8,841	7,977
Donations	200	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,209,643 and 52,422,801 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	209	210
Additional paid-in capital	—	—
Retained earnings	249,420	237,016
Total stockholders' equity	249,629	237,226
Total liabilities and stockholders' equity	$314,024	$296,780

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2018	2017
Operating Activities	(in thousands)
Net income	$30,036	$38,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,865	11,025
Amortization of bond premiums	11	39
Provision for losses on accounts receivable, net of adjustments	67	180
Provision for excess and obsolete inventories	55	54
Share-based compensation	5,614	4,960
(Gain) loss on disposition of assets	(9)	46
Foreign currency transaction gain	(20)	(65)
Interest income on note receivable	27	(18)
Deferred income taxes	864	1,147
Changes in assets and liabilities:
Accounts receivable	146	(14,521)
Income taxes	(649)	6,239
Inventories	(7,071)	(18,819)
Prepaid expenses and other	(792)	(141)
Accounts payable	4,328	3,781
Deferred revenue	(1,644)	416
Accrued liabilities and donations	364	8,814
Net cash provided by operating activities	44,192	41,865
Investing Activities
Capital expenditures	(34,328)	(26,436)
Cash paid in business combination	(6,377)	—
Proceeds from sale of property, plant and equipment	11	8
Investment in certificates of deposits	(7,200)	(5,280)
Maturities of certificates of deposits	7,920	5,752
Purchases of investments held to maturity	(9,001)	(13,241)
Maturities of investments	13,320	15,443
Proceeds from called investments	495	500
Principal payments from note receivable	32	48
Net cash used in investing activities	(35,128)	(23,206)
Financing Activities
Stock options exercised	3,504	1,715
Repurchase of stock	(17,500)	(12,991)
Employee taxes paid by withholding shares	(860)	(1,193)
Cash dividends paid to stockholders	(8,400)	(6,828)
Net cash used in financing activities	(23,256)	(19,297)
Net decrease in cash and cash equivalents	(14,192)	(638)
Cash and cash equivalents, beginning of period	21,457	24,153
Cash and cash equivalents, end of period	$7,265	$23,515

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
	(in thousands)
Net Income, a GAAP measure	$14,085	$14,717	$30,036	$38,728
Depreciation and amortization	4,427	3,744	12,865	11,025
Amortization of bond premiums	3	10	11	39
Share-based compensation	1,915	1,431	5,614	4,960
Interest income	(36)	(93)	(179)	(254)
Income tax expense	5,527	8,033	9,398	18,314
EBITDAX, a non-GAAP measure	$25,957	$27,842	$57,924	$72,812